                                                                    Exhibit 12.1

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
       EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (dollars in millions)


                                                 1998          1997          1996           1995         1994
                                                ------        ------        -------       --------      ------
Income (Loss) from Continuing
  Operations                                    $154.9        $  5.1        $ 120.7       $(150.1)      $ 69.3
Taxes on Income (Loss) and Tax Benefit
  of Dividends on Preferred Securities
  of Subsidiary Grantor Trust of $4.0
  in 1998 and $0.4 in 1997                        94.6          30.9           76.2          96.6         45.0
Fixed Charges (1)                                130.3          68.0           53.1          52.8         47.3
                                                ------        ------         ------       -------       ------

Earnings Available For Fixed Charges            $379.8        $104.0         $250.0       $  (0.7)      $161.6
                                                ======        ======         ======       =======       ======

Fixed Charges (1)                               $130.3        $ 68.0         $ 53.1       $  52.8       $ 47.3
Preferred Stock Dividends                            -             -              -           5.0         10.2
                                                ------        ------         ------       -------       ------
Combined Fixed Charges and
  Preferred Stock Dividends                     $130.3        $ 68.0         $ 53.1       $  57.8       $ 57.5
                                                ======        ======         ======       =======       ======

Ratio of Earnings to Fixed Charges                2.91x         1.53x          4.71x        (0.01)x       3.42x
                                                ======        ======         ======       =======       ======

Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends                                       2.91x         1.53x          4.71x        (0.01)x       2.81x
                                                ======        ======         ======       =======       ======


(1) Fixed charges consist of interest expense, the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor and dividends on preferred securities of a subsidiary grantor trust.

(2) Earnings were inadequate to cover fixed charges by $53.5 million and combined fixed charges and preferred stock dividends by $58.5 million in fiscal 1995.